Free Writing Prospectus

Filed pursuant to Rule 433

Dated May 15, 2019

Relating to

Preliminary Prospectus Supplement dated May 15, 2019 to

Prospectus dated November 20, 2017

Registration Statement No. 333-221668

€€€ New Corporate Mandate – Emerson Electric EUR IPTs €€€

Issuer:	Emerson Electric Co.

Ticker:	EMR (Country: US)

Exp Ratings:	A2 / A (Moody’s / S&P) (stable / stable) *

Format:	Senior, unsecured, SEC Registered, New Global Notes

Settlement:	22 May 2019 (T+5)

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Tenor:	5-year

Size:	€500mn (will not grow)

Maturity:	22 May 2024

IPTs:	*** ms+65/70 ***

Coupon:	Fixed, Ann, Act/Act

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MWC:	Yes

Par Call:	1mo.

Docs:	SEC Registered / NYSE Listing / New York Law / €100k + €1k

Target Market:	Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA

UoP:	Repayment of commercial paper borrowings and general corporate purposes

Actives:	BNPP (B&D), Citi, JPM

Timing:	Books open, today’s business

The Issuer has filed a registration statement (Registration No. 333-221668) (including a prospectus) and will file a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by contacting BNP Paribas at 1-800-854-5674, Citigroup Global Markets Limited at 1-800-831-9146, or J.P. Morgan Securities plc at +44-207-134-2468.

*A security rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

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